Exhibit 4.17
AMENDMENT NUMBER ELEVEN
TO THE
TELEPHONE AND DATA SYSTEMS, INC.
TAX-DEFERRED SAVINGS PLAN

WHEREAS, Telephone and Data Systems, Inc., a Delaware corporation (the “Company”), has heretofore adopted and maintains for the benefit of eligible employees of the Company and certain subsidiaries of the Company the “Telephone and Data Systems, Inc. Tax-Deferred Savings Plan” (the “Plan”);
WHEREAS, the Plan was most recently amended and restated, effective as of January 1, 2014;
WHEREAS, the Company desires to amend the Plan (i) to reflect certain provisions of the Setting Every Community Up for Retirement Enhancement (SECURE) Act; (ii) to reflect certain provisions of the Coronavirus Aid, Relief, and Economic Security (CARES) Act; (iii) to reduce the minimum age of an employee eligible to participate in the Plan from age 21 to age 18 and (iv) to clarify certain Plan provisions.
NOW, THEREFORE, pursuant to the power of amendment contained in Section 14.1 of the Plan, the Plan hereby is amended, effective as of January 1, 2021 or such other date set forth herein, as follows:
1. The definition of “Qualified Percentage of Compensation” set forth in Section 36 of Article 2 hereby is amended in its entirety to read as follows, effective for plan years commencing on or after January 1, 2021:
Qualified Percentage of Compensation. With respect to each Participant who is automatically enrolled in the Plan and making Before-Tax Contributions pursuant to Section 3.2(b), the following percentage of such Participant’s Compensation during the applicable periods:
(a)    6% of such Compensation during the period beginning on the day such Participant is automatically enrolled in the Plan and ending on the last day of the Plan Year in which occurs the 90th day after the date on which the Participant was automatically enrolled in the Plan;
(b)    7% of such Compensation during the first Plan Year following the Plan Year described in subparagraph (a);
(c)    8% of such Compensation during the second Plan Year following the Plan Year described in subparagraph (a);
(d)    9% of such Compensation during the third Plan Year following the Plan Year described in subparagraph (a);
(e)    10% of such Compensation during the fourth Plan Year following the Plan Year described in subparagraph (a);
(f)    11% of such Compensation during the fifth Plan Year following the Plan Year described in subparagraph (a);
(g)    12% of such Compensation during the sixth Plan Year following the Plan Year described in subparagraph (a);
(h)    13% of such Compensation during the seventh Plan Year following the Plan Year described in subparagraph (a);
(i)    14% of such Compensation during the eighth Plan Year following the Plan Year described in subparagraph (a); and
(j)    15% during any subsequent Plan Year.
The Qualified Percentage of Compensation is intended to meet the requirements of section 401(k)(13) of the Code and should be interpreted and construed accordingly.
2. The second sentence of Section 3.1 hereby is amended in its entirety to read as follows:
Any other Eligible Employee shall become a Participant on the later to occur of (i) his or her thirtieth day of continuous employment by an Employer or (ii) the day on which the Eligible Employee attains his or her eighteenth birthday (or in the case of an Eligible Employee who has attained age 18 but has not attained age 21 as of January 1, 2021, January 1, 2021).

3. Clause (i) within Section 8.2(c) hereby is amended in its entirety to read as follows:
(i) to reduce future Discretionary Employer Contributions and Matching Employer Contributions to the Plan by the Employer of such Participant and to reduce other contributions to the Plan by the Employers (including Qualified Non-Elective Contributions, qualified matching contributions and other corrective contributions, and earnings thereon);
4. Effective as of July 1, 2021, Section 8.3 hereby is amended to add the following new subsection (d) thereto and to re-letter the existing subsection (d) as subsection (e):
(d)    Birth or Adoption Withdrawals. As of any Valuation Date, a Participant who has given birth to a child or legally adopted an “eligible adoptee” within the one year period ending on such Valuation Date (in the case of a legal adoption, measured from the date the adoption was finalized) may withdraw an amount that does not exceed $5,000 per child or eligible adoptee from the Participant’s vested Account under the Plan. If the Participant received a birth or adoption withdrawal under any other plan maintained by the Employers and Affiliates, such $5,000 maximum withdrawal under this Section 8.3(d) shall be reduced by the amount of the withdrawal under the other plan. An “eligible adoptee” for this purpose means an individual, other than a child of the Participant’s Spouse, who has not attained age 18 or is physically or mentally incapable of self-support (determined in the same manner as the disability determination under Code section 72(m)(7)). Any withdrawal pursuant to this Section 8.3(d) shall be in the form of a lump sum payment. The Participant shall be required to submit any documentation evidencing the birth or adoption as may be requested by the Plan Administrator; provided, however, that the Plan Administrator shall be permitted to rely on the Participant’s reasonable representation regarding eligibility for a withdrawal pursuant to this Section 8.3(d).
To the extent permitted by applicable law, and in accordance with uniform rules set forth by the Plan Administrator, an Eligible Rollover Recipient (within the meaning of Section 5.2(a) of the Plan) may repay to the Plan all or any portion of a “qualified birth or adoption distribution” within the meaning of Code section 72(t)(2)(H)(iii)(l) (including any portion thereof attributable to designated Roth contributions described in section 402A of the Code but excluding any portion thereof attributable to regular after-tax contributions). Any such repayment shall be deemed to be a Rollover Contribution under Section 5.2 of the Plan and, except as otherwise set forth in this Section 8.3(d), subject to the Plan’s rules applicable to Rollover Contributions.
5. Subsection (2) of Section 8.4(b) hereby is amended to replace the phrase “shall be in a lump sum” set forth therein with the phrase “shall be completed.”
6. Subsections (4) and (5) of Section 8.4(b) hereby are amended, effective as of January 1, 2020, to replace the phrase “age 70 1/2” each time it appears therein with the phrase “age 72 (or, in the case of Participants who attained age 70 1/2 prior to January 1, 2020, age 70 1/2).”
7. The second sentence of Section 8.6 hereby is amended to add the following new proviso immediately following “or such other circumstances as may be prescribed in Regulations”:
; provided that no such consent by the Spouse is required if the Participant provides the Plan Administrator a copy of a court order that the Participant is legally separated from the Spouse or has been abandoned by the Spouse.
8. The Plan hereby is amended to add thereto a new Appendix X, “Special Rules relating to the CARES Act,” in the form attached hereto as Exhibit A.
* * * * *
IN WITNESS WHEREOF, the Company has caused this Amendment Number Eleven to be executed by its duly authorized officers this 11th day of December, 2020.

TELEPHONE AND DATA SYSTEMS, INC.

By:	/s/ LeRoy T. Carlson, Jr.
Chief Executive Officer, Chief Financial Officer or Vice President Human Resources

By:	/s/ Daniel J. DeWitt
Chief Executive Officer, Chief Financial Officer or Vice President Human Resources

Exhibit A
TELEPHONE AND DATA SYSTEMS, INC.
TAX-DEFERRED SAVINGS PLAN
APPENDIX X
SPECIAL RULES RELATING TO THE CARES ACT
A.    Purpose. This Appendix X sets forth special rules under the Plan in relation to the coronavirus disease 2019. These special rules apply only for the limited durations specified below. All capitalized terms used in this Appendix X and not otherwise defined herein shall have the meanings assigned to them by the Plan.
B.    Definitions.
1.    CARES Act. The Coronavirus Aid, Relief, and Economic Security Act of 2020, as amended.
2.    CARES Act Distribution. A distribution from the Plan described in Section C of this Appendix X.
3.    COVID-19. The coronavirus disease 2019 or virus SARS-CoV-2.
4.    Qualified Individual. A Participant, Beneficiary or alternate payee within the meaning of section 414(p) of the Code (solely for purposes of this “Qualified Individual” definition, collectively referenced as a “Participant”) who certifies in the manner required by the Plan Administrator that one or more of the following applies:
a.    The Participant is diagnosed with COVID-19 by a test approved by the Centers for Disease Control and Prevention (including a test authorized under the Federal Food, Drug, and Cosmetic Act);
b.    The Participant’s Spouse or dependent (as defined in Code section 152) is diagnosed with COVID-19 by a test approved by the Centers for Disease Control and Prevention (including a test authorized under the Federal Food, Drug, and Cosmetic Act);
c.    The Participant experienced adverse financial consequences because:
(i)    The Participant, the Participant’s Spouse or a member of the Participant’s household was quarantined, furloughed or laid off, or had work hours reduced, due to COVID-19;
(ii)    The Participant, the Participant’s Spouse or a member of the Participant’s household was unable to work due to a lack of childcare due to COVID-19;
(iii)    A business owned and operated by the Participant, the Participant’s Spouse or a member of the Participant’s household closed or reduced hours due to COVID-19; or
(iv)    The Participant, the Participant’s Spouse or a member of the Participant’s household had a reduction in pay (or self-employment income) due to COVID-19 or had a job offer rescinded, or start date for a job delayed, due to COVID-19.
A “member of the Participant’s household” is an individual who shares the Participant’s principal residence.
The Plan Administrator may rely on a Participant’s certification that one or more of conditions (i) through (iv) above apply, provided that the Plan Administrator does not have actual knowledge to the contrary.
C.    CARES Act Distributions. A Participant, Beneficiary or alternate payee within the meaning of section 414(p) of the Code who is a Qualified Individual (in the case of a Participant, regardless of whether the Participant remains employed or has separated from service from the Employers) may request one or more distributions of his or her vested Account to be made on or after May 8, 2020 and prior to December 31, 2020; provided, however, that the aggregate amount of such distributions received by such Qualified Individual during 2020 from all qualified retirement plans maintained by the Employers and Affiliates that shall be considered CARES Act Distributions shall not exceed $100,000. All CARES Act Distributions shall be made in cash. Notwithstanding the foregoing, in no event shall any amount described in Q&A-4 of Treasury Regulation section 1.402(c)-2 be considered a CARES Act Distribution for purposes of the Plan.

To the extent permitted by the CARES Act, and in accordance with uniform rules set forth by the Plan Administrator, an Eligible Rollover Recipient (within the meaning of Section 5.2(a) of the Plan) may repay all or any portion of a coronavirus-related distribution within the meaning of section 2202(a)(4) of the CARES Act (but only to the extent that the distribution is eligible for tax-free rollover under Code sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3) or 457(e)(16)) to the Plan (including any portion thereof attributable to designated Roth contributions described in section 402A of the Code but excluding any portion thereof attributable to regular after-tax contributions) during the three-year period beginning on the day after the date that the Eligible Rollover Recipient received such distribution. Any such repayment shall be deemed to be a Rollover Contribution under Section 5.2 of the Plan and, except as otherwise set forth in this Appendix X, subject to the Plan’s rules applicable to Rollover Contributions.
D.    Loan Repayment Suspension. Notwithstanding any provision to the contrary of the Plan or the Plan’s loan policy, a Participant who is a Qualified Individual (regardless of whether the Participant remains employed or has separated from service from the Employers) and who has an outstanding loan (whether a principal residence loan or otherwise) may elect to suspend loan repayments due on or after May 8, 2020 and prior to January 1, 2021. The period of repayment of any loan for which repayments were suspended pursuant to this Appendix X shall be extended by one year and repayments with respect thereto automatically shall be reamortized and recommence in January 2021. Interest shall continue to accrue during the suspension period described in this Section D of Appendix X.
E.    2020 Required Minimum Distribution Waiver. Notwithstanding any provision in the Plan to the contrary, a Participant or Beneficiary who, but for the enactment of section 401(a)(9)(l) of the Code, would have been required to receive a “required minimum distribution” in 2020 (or paid in 2021 for the 2020 calendar year for a Participant with a “required beginning date” of April 1, 2021), but excluding for this purpose a “required minimum distribution” paid in 2020 for the 2019 calendar year for a Participant with a “required beginning date” of April 1, 2020 (“2020 RMDs”) and who would have satisfied that requirement by receiving a distribution that is either (1) equal to the 2020 RMD, or (2) one or more payments (that include the 2020 RMD) in a series of substantially equal periodic payments made at least annually and expected to last for the life (or life expectancy) of the Participant, the joint lives (or joint life expectancies) of the Participant and the Participant’s designated Beneficiary, or for a period of at least ten (10) years (“Extended 2020 RMDs”), will not receive such distribution unless the Participant or Beneficiary affirmatively elects to receive such distribution. For the avoidance of doubt, a “required minimum distribution” for the 2019 calendar year for a Participant with a “required beginning date” of April 1, 2020 shall be paid to the Participant without regard to this Section E. Solely for purposes of the direct rollover provisions of the Plan, 2020 RMDs if paid with an additional amount that is an eligible rollover distribution without regard to section 401(a)(9)(l) of the Code will be treated in 2020 as eligible rollover distributions.
F.    Interpretation. This Appendix X is intended to meet the requirements of the CARES Act, and the Regulations and other applicable guidance promulgated thereunder, and the provisions of the Plan and this Appendix X shall be construed and interpreted in accordance with such intent.